UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 30, 2013

Atlas Resource Partners, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	1-35317	45-3591625
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Park Place Corporate Center One 1000 Commerce Drive, Suite 400 Pittsburgh, PA	15275
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 800-251-0171

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 30, 2013, Atlas Resource Partners, L.P. (the “Partnership”) entered into an amendment (the “Fifth Amendment”) to its senior secured revolving credit facility (the “Credit Facility”). Among other things, the Fifth Amendment:

•	increased the borrowing base from $368.75 million to $430.0 million;

•	effected a modification in the applicable margin used to calculate interest under the Credit Facility to between 1.75% and 3.00% for Eurodollar loans and between 0.75% and 2.00% for base rate loans;

•

amended the financial covenants to require that the Partnership’s ratio of Total Funded Debt (as defined in the credit agreement) to four quarters of EBITDA (as defined in the credit agreement) not be greater than 4.25 to 1.00 as of the last day of fiscal quarters ending on or before December 31, 2013, and 4.00 to 1.00 as of the last day of fiscal quarters ending after that date; and

•	removed the interest coverage ratio covenant.

The Fifth Amendment also increased limits under the restricted payments and investments covenants. This summary of the Fifth Amendment does not purport to be complete and is qualified in its entirety by reference to the agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Fifth Amendment to Amended and Restated Credit Agreement dated as of May 30, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 31, 2013	ATLAS RESOURCE PARTNERS, L.P.

	By:	Atlas Resource Partners GP, LLC, its general partner

	By:	/s/ Sean P. McGrath
	Name:	Sean P. McGrath
	Its:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Fifth Amendment to Amended and Restated Credit Agreement dated as of May 30, 2013

4